Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-269266, 333-228690, 333-166754, 333-143548, 333-125625 and 333-51708 on Form S-8 and Registration Statements Nos. 333-266120 and 333-266122 on Form S-3 of our reports dated October 12, 2023, relating to the consolidated financial statements and financial statement schedule of Comtech Telecommunications Corp., and the effectiveness of Comtech Telecommunications Corp.'s internal control over financial reporting appearing in this Annual Report on Form 10-K of Comtech Telecommunications Corp. for the year ended July 31, 2023.

/s/ DELOITTE & TOUCHE LLP

Jericho, New York
October 12, 2023